OFFERING CIRCULAR

As submitted to the Securities and Exchange Commission on 3/12/2024

Preliminary Offering Circular dated 11/03/2023

Gala Collective DAO LLC
DBA: GG Collective

Up to $5,000,000 in $1.00 $GG Tokens (the "Maximum Offering Amount")

MANAGER:

BLACKHARPE GP, LLC
495 STATE ST., STE. 610
SALEM, OR 97301
ATTN: NATHAN HARPER
nate@blackharpe.com

Gala Collective DAO LLC ("**we**," "**us**," "**our**" or the "**Company**"), a Wyoming limited liability company, is offering the Maximum Offering Amount of our new digital asset (herein called "**$GG**"). If we do not raise an amount equal to the Minimum Offering Amount by June 10th, 2024 (the "**Offering Deadline**"), no Securities will be sold in this offering.

For further details regarding the $GGs, please see "*Offering Summary*" beginning on page 1 of this offering circular and "Plan of Distribution" beginning on page 16 of this offering circular.

FG: 101992869.2

	Price to Public	Service Fees and Commission[1]	Proceeds to Issuer
Per Share	$1.00	$0.06	$0.94
Total Minimum	$150,000	$9,000	$141,000
Total Maximum	$5,000,000	$300,000	$4,700,000

Investing in $GG is speculative and involves substantial risks. You should purchase $GGs only if you can afford a complete loss of your investment. See "*Risk Factors*" beginning on page 7 to read about the more significant risks you should consider before buying $GGs.

We are offering the $GGs through our intermediary, Seedstarter, LLC (the "**Intermediary**") where potential investors will be able to review an electronic version of this offering circular and execute a subscription agreement as of the commencement of the offering. In order to subscribe to purchase $GGs in the offering, a prospective investor will be required to electronically complete, sign and deliver to us an executed subscription agreement like the one attached as an exhibit to this offering circular and make arrangements to pay in U.S. dollars, or in other cryptocurrency as valued in U.S. Dollars, for its subscription amount in accordance with the instructions provided in the subscription agreement. Additionally, once submitted, an investor's subscription is irrevocable, except for the exceptions noted below. A minimum of 150,000 $GGs must sell in the offering in order to conduct a closing in this offering.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

Accredited investors are not subject to any investment limits. If you are a non-accredited investor, you are restricted to investing a certain amount in any 12-month period depending on a combination of your net worth (less the value of your primary residence if you own a home) and your annual income. Note: you don't have to make these calculations yourself! Your limit is automatically calculated when you register on our Intermediary and confirmed prior to making an investment. If either your annual income or your net worth is less than $124,000, you can invest up to the greater of either: (i) $2,200 or (ii) 5% of the greater of your annual income or net worth. If both your annual income and your net worth are equal to or more than $124,000 then you can invest 10% of the greater of your annual income or net worth, not to exceed an amount of $124,000. For general information on investing, we encourage you to refer to *www.investor.gov*.

Initially, $GGs will not trade on a stock exchange, securities exchange, digital asset exchange, or other trading market. This means that it may be difficult to sell your $GGs.

We are following the "Offering Circular" disclosure format under Regulation CF

The date of this offering circular is November 3rd, 2023.

[1] At the conclusion of the offering, the issuer shall pay a cash fee comprised of 5.5% of the gross amount raised plus 1% in-kind (identical to the securities sold in an offering) of any amounts raised to the Intermediary. The Intermediary will further receive compensation in the form of securities equal to one (1%) percent of the securities sold for any amount raised. See "Plan of Distribution".

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this offering circular and any accompanying offering circular supplements, which we refer to collectively as the "**offering circular**." You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with different information. This offering circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this offering circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This offering circular is part of an offering statement that we filed with the SEC, using a continuous offering process. Periodically, as we make material developments, we will provide an offering circular supplement that may add, update or change information contained in this offering circular. Any statement that we make in this offering circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled "*Channels for Disclosure of Information*" at Page 6 below for more details.

The offering statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, *www.sec.gov*.

The Company will be permitted to make a determination that the purchasers of $GGs in this offering are "qualified purchasers" in reliance on the information and representations provided by the purchaser regarding the purchaser's financial situation. **For general information on investing, we encourage you to refer to *www.investor.gov.***

TABLE OF CONTENTS

Offering Circular

We have not authorized anyone to provide any information or to make any representations other than those contained in this offering circular or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This offering circular is an offer to sell only the tokens offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this offering circular is current only as of its date.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY'S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS "ESTIMATE," "PROJECT," "BELIEVE," "ANTICIPATE," "INTEND," "EXPECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

OFFERING SUMMARY

This offering summary highlights material information regarding the $GGs, our business and this offering. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire offering circular carefully, including the "Risk Factors" section, before making a decision to invest in our tokens.

ABOUT THE COMPANY

Name of Issuer: Gala Collective DAO LLC

State of Incorporation: Wyoming

STATEMENTS OF ELIGIBILITY

Company is not:

- Subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
- An investment company registered or required to be registered under the Investment Company Act of 1934.
- Ineligible to rely on this exemption under Section 4(a)(6) of the Securities Act of 1933 (the "**Securities Act**") as a result of a disqualification specified in Rule 502(a) of Regulation Crowdfunding.
- A development stage company that has no business plan or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies.
- Ineligible to rely on this exemption under Section 4(a)(6) of the Securities Act as a result of previous failures to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding.

LEGAL PROCEEDINGS

As of the date of this offering circular, we are not a party to any material legal proceedings. In the normal course of business, we may be named as a party to various legal claims, actions and complaints. We cannot predict whether any resulting liability would have a material adverse effect on our financial position, results of operations or cash flows.

GOVERNMENT REGULATION

The regulatory treatment of cryptocurrencies like the $GGs, related technologies such as blockchain technology, crowdfunding, and actors in the digital assets space is uncertain in many ways. In part, this uncertainty results from the need for regulators to apply existing law to a new and evolving set of technologies and assets. We anticipate that regulation will evolve as various state, federal and international government agencies take greater interest in regulation of cryptocurrencies (and related technologies and actors) and seek to apply new and existing regulation to them. In addition, various legislative and executive bodies in the United States and in other countries may adopt new laws, regulations, or guidance, or take other actions in the future.

We also anticipate that regulation will continue to vary, as it does now, among international, federal, state and local jurisdictions. Further, it is possible that self-regulatory bodies will be established and create new regulations and guidelines that affect how cryptocurrencies, the $GGs, the Intermediary, and the Company generally operate.

Any future regulatory actions applicable to the $GGs, the Company, and crowdfunding in general, could severely impact our operations and the value of the $GGs. We may need to restructure operations significantly to

comply with any new regulation or guidance. Failure to do so adequately or quickly enough could result in regulatory action (such as investigations by the government or a self-regulatory organization or government or private litigation or administrative actions) that requires us to spend significant time, effort and money which would pull our attention away from the core of our business and potentially deplete our resources. It could also result in negative publicity. Regulatory change could even potentially result in the $GGs or certain of our operations being viewed as impermissible, which could result in a need for us to dramatically alter or cease activities. Regulatory action could also affect the rights of holders of the $GGs, for example by severely limiting the ability of holders to transfer or sell their tokens.

Below is a summary of certain current areas of government regulation that applies to our business and potential regulatory issues of which we are aware. As discussed below, we generally believe that our business and the offering discussed in this offering circular are compliant with these regulations, but in certain cases there may be uncertainty related to that conclusion.

It is possible that at some point in the future, we will be able to treat the tokens as non-securities for purposes of applicable law. This could generally mean that the tokens and our business would be subject to fewer regulations and restrictions, although it is also possible that alternative regulatory regimes would take their place. We do not currently have significant guidance on if or when we will be able to treat the tokens as non-securities, and as a result we are, for current purposes, mainly focusing on the securities laws in the discussion below.

Securities Act Considerations

We anticipate treating the $GGs as securities under the federal and state securities laws of the United States for purposes of this offering, and for general compliance with the law for the foreseeable future. It is also possible that we will treat the $GGs as securities under the laws of certain foreign jurisdictions for the same reason.

Typically, offerings of securities in the United States must be registered with the SEC pursuant to the Securities Act and, in compliance with state law, with applicable state regulators. Our current offering relies on an exemption from federal registration under the Securities Act provided by Regulation CF.

OFFICERS AND DIRECTORS OF THE COMPANY

Our Directors and Officers are as follows:

Name	Position	Age	Term of Office
Nathan Harper	Member	45	2021 – present
Terenace C. Blackburn	Manager	54	2021– present

PRINCIPAL SECURITY HOLDERS

The Beneficial owners of 20% or more of the Company's outstanding voting equity securities, calculated on the basis of voting power:

Name	Position	% of voting power
Nathan Harper	Member	50
Terenace C. Blackburn	Manager	50

TERMS OF THIS OFFERING

Summary	We are offering 5,000,000 $GGs to qualified purchasers for cash purchase. This offering and distribution will be the first issuance of any $GGs.
The $GGs	Holders of $GGs ("**GG Holders**") will have the opportunity to benefit from three primary sources of revenue: (i) a share of the returns the Company receives from the nodes of other blockchain organizations that it holds, (ii) a share of the returns from the equity interests in other companies that the Company holds and (iii) a share of the game specific rewards earned by GG Holders (*e.g.*, $SILK earned from Spider Tanks) . *However*, all aspects of the distribution of the foregoing revenue sources (e.g., if they are paid to GG Holders, when they are paid, which GG Holders receive what percentage, *etc*. will be determined exclusively by vote of the GG Holders, in accordance with the Company's governance procedures and mechanisms. Each Token that may eventually be distributed in the offering will, upon sale and distribution, be categorized as a security in the form of a digital asset on blockchain technology. $GG will be delivered on one of the following anticipated blockchain ledgers: XRP Ledger, Algorand, Polygon, Avalanche or Ethereum. We will be working with $GG holders to make that determination after this offering has closed.
Governance	The Company has the ability to issue 21,000,000 total $GGs; however, as a function of the Maximum Offering Amount, only up to 5,000,000 may be issued in this offering. The Company anticipates, but cannot guarantee, that it will engage in another offering for 5,000,000 more $GGs one year after the closing of this offering (the "**Second Offering**"). After the Second Offering, the Company will distribute all of the remaining $GGs (the "**Remaining GGs**") in accordance with a vote of the GG Holders; provided, however, that the Remaining GGs shall not include 1,100,000 of the $GGs yet to be issued after the Second Offering. Such 1,100,000 $GGs (the "**Working Capital GGs**") shall be retained by the Company to satisfy the operational needs of the Company such as payroll, general management, and unexpected expenses. Except with respect to the allocation of the Remaining GGs, the GG Holders will not have any voting or governance rights until the Remaining GGs have been distributed (the "**Remaining GG Distribution Time**"). The Company and its managing member shall retain all voting and governance rights until the Remaining GG Distribution Time. After the Remaining GG Distribution Time, the Company will be governed in the manner, and in accordance with the procedures, set forth in **Exhibit A**.
Pricing	We are offering the $GGs in the offering at $1.00 per token to the general public. Investors will be eligible for certain additional benefits if they invest certain amounts in the offering, as detailed in **Exhibit B**.
Distributions to Investors	The distribution of $GGs to all investors will occur in thirteen (13) distributions beginning approximately 365 days after the closing of the offering with an initial distribution of one third (1/3) of each investors $GG. Thereafter, on the last date of each quarter, each investor will receive one twelfth (1/12) of their purchased

	$GGs. We reserve the right to extend the date of this closing by an additional thirty days before returning investor funds and allowing investors to revoke subscriptions, by posting a notice to this effect on www.myseedstarter.com. Notwithstanding the foregoing, approximately 15 days after the closing of the offering, investors shall receive notice of the closing of their security interest and shall receive any and all revenue that they would be entitled to had they owned and held each $GG outright. There will be a one-year initial vesting period where one third (1/3) of $GGs purchased in the cash offering will vest, followed by a quarterly vest of one twelfth (1/12) of purchased $GGs until all purchased $GG has been delivered.
Minimum Purchase Requirements	Investors must commit to a minimum purchase amount of $25.00 . This minimum may be waived at our discretion.
Maximum Purchase Amount	Investors are not subject to a maximum number of $GGs purchased in the offering.
How to Subscribe	Prospective investors may submit subscription agreements through the Intermediary at www.myseedstarter.com. Each investor will be provided with access to an electronic version of the offering circular. vesenlist the services of a partner to provide anti-money laundering, know-your-customer and other investor verification services. We will accept payment of purchase price in U.S. dollars. We may, in our discretion, accept payment in other currencies and cryptocurrencies through the use of a payment provider that automatically converts the payment into U.S. Dollars. [We shall not hold or receive any cryptocurrencies or other currency as consideration for the $GGs.] Payment for $GGs sold in the offering will be accepted on a rolling basis during the term of the offering upon or shortly after submission of a subscription agreement by a potential investor. The Company will deliver $GGs to the applicable purchasers' digital wallet addresses upon the distributions of $GGs in the manner described in "*Distributions to Investors*" above. Upon any rejection of a subscription or our failure to deliver the $GGs duly purchased, all funds received in connection with such subscription will be promptly returned to such investor without interest. Such refund will be paid in an amount of U.S. Dollars equal to the same amount as paid by such investor. For example, an investor who purchased $4,000 of $GGs will be refunded $4,000 U.S.D.
Recordation of Ownership	Ownership of the $GGs purchased in the offering will be recorded on the blockchain used by the Company at the time when those $GGs are delivered. Please see the section of this offering circular captioned "*Offering Summary*" for further discussion of the blockchain(s) that the Company uses.
Use of Proceeds	If we are able to raise the Maximum Offering Amount, we intend to use the proceeds of this offering as follows: (i) $2,000,000 deployed to purchase 500 nodes in other blockchain organizations, (ii) $500,000 for working capital and other general corporate purposes and (iii) $2,500,000 allocated towards gaming assets and tokens to power those assets ($1,000,000 out of this $2,500,000 will be reserved for a citadel in the Company's game "Mirandus").
Trading of $GGs	The $GGs distributed in this offering will not be restricted securities under federal securities law, and Company anticipates that upon issuance, these tokens

will be freely tradeable on a registered exchange or alternative trading system for purposes of federal securities laws. However, there are currently no registered exchanges that offer or plan to offer $GGs for trading.

RISK FACTORS

An investment in $GGs involves a high degree of risk. You should consider carefully the risks described below, together with all of the other information contained in this offering statement, and your purchase agreement, if applicable, before making an investment decision. The following risks entail circumstances under which, among other things, our company's business, financial condition, results of operations and prospects could suffer.

Risks Related to an Investment in $GGs

$GGs have no history and thus face significant uncertainties around their evaluation. This evaluation may be highly dependent on the demand for the fundraising activities supported by the Company, which is unproven and uncertain, and the reliability of technology underlying the Company, which is untested.

The $GGs have no performance history and are a relatively novel form of investment. Investors will have limited ability to compare them against other like instruments. Moreover, Company and its business model together constitute an unproven business model, and the success of the $GGs is likely to depend upon the success of this model. This success may in turn be dependent both on demand for the Company's products and services, which is unproven, and the performance of the technology used to create the Company and the $GGs, which is untested. An investment in the $GGs should therefore be evaluated not only on the basis of the value and prospects of the tokens, taking into account an assessment of the prospects of our company in achieving its goals with respect to the business model, but also taking into account the significant uncertainties associated with these assessments given the lack of previous investments, business models and technological systems.

There is no guarantee that the tokens will hold their value or increase in value, and you may lose the amount of your investment in the $GGs in whole or in part.

The $GGs are highly speculative, and any return on an investment in the $GGs is contingent upon numerous circumstances, many of which (including legal and regulatory conditions) are beyond our control. There is no assurance that purchasers will realize any return on their investments or that their entire investment will not be lost. For this reason, each purchaser should carefully read this offering circular and should consult with his or her own attorney, financial and tax advisors prior to making any investment decision with respect to the $GGs. Investors should only make an investment in the $GGs if they are prepared to lose the entirety of their investment.

The offering price of the $GGs was not established on an independent basis; the actual value of your investment may be substantially less than what you pay.

The selling price of the $GGs bears no relationship to our book or asset values or likelihood of repayment or to any other established criteria for valuing securities. Because the offering price is not based upon an independent valuation, the offering price may not be indicative of the proceeds that you would receive upon a commercial sale of the $GGs. Further, the offering price may be significantly more than the price at which the $GGs would trade if they were to be listed on an exchange or actively traded by broker-dealers.

At issuance, there will be no trading market for the $GGs, and a trading market may never develop.

If the $GGs are issued, there may never be a trading market available for the $GGs, or any digital token exchange on which holders of $GGs may transfer or resell their $GGs. As a result of recent regulatory developments, many existing crypto exchanges are currently unwilling to list tokens such as the $GGs that may be deemed as securities under federal securities law. As a result, the tokens may initially only be traded on very limited range of venues, including U.S. registered exchanges or regulated alternative trading systems for which a Form ATS has been properly submitted to the SEC.

We do not expect there to be any market makers to develop a trading market in the $GGs.

Most securities that are publicly traded in the United States have one or more broker-dealers acting as "market makers" for the security. A market maker is a firm that stands ready to buy and sell the security on a regular and continuous basis at publicly quoted prices. In the event that a token exchange is created or developed, we do not currently anticipate that the tokens will have any market makers, which could contribute to a lack of liquidity in the $GGs, and could have a material adverse effect on holders' ability to trade the tokens and thereby make a return on their investment.

We may not be subject to ongoing reporting requirements.

Following the conclusion of our offering of $GGs under Regulation CF, we may be eligible to file an exit report to suspend or terminate our ongoing reporting obligations. If we become eligible, and if we make this election in the future, we may choose to not file annual reports, semiannual reports, current reports, financial statements and audited financial statements. As a result, holders of the $GGs would receive less information about the current status of our company, which could adversely affect their ability to accurately gauge the value of their $GGs for purposes of determining whether to engage in transactions in the $GGs.

Investors may lack information for monitoring their investment and therefore the value of the $GGs.

The $GGs do not have any information rights attached to them, and purchasers may not be able to obtain all the information they would want regarding the Company or $GGs in a traditional equity investment. As noted above, we may also not be subject to ongoing reporting requirements. As a result, investors may not be able to receive information regarding the market value of the tokens. As a result of these difficulties, as well as other uncertainties, an investor may not have accurate or accessible information about the Company or the tokens, which could adversely affect their ability to accurately gauge the value of their $GGs for purposes of determining whether to engage in transactions in the $GGs.

In making your investment decision, you should not rely on information in public media that is published by third parties. You should rely only on statements made in this offering statement in determining whether to purchase $GGs.

You should carefully evaluate all of the information in this offering circular. We have in the past received, and may continue to receive, media coverage, including coverage that is not directly attributable to statements made by our officers and employees. We cannot confirm the accuracy of any media coverage. You should rely only on the information contained in this offering circular in determining whether to purchase $GGs.

If securities or industry analysts do not publish research or reports about our tokens or publish negative reports or recommendations about $GGs, this may adversely impact the price and liquidity of our tokens.

The trading market for the GGs, if it ever exists, may depend, to some extent, on the research and reports that securities or industry analysts publish about the Company or the $GGs. We do not have any control over these analysts. If one or more of the analysts who may in the future cover us downgrade the $GGs or change their opinion of our tokens, the price of the $GGs would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause price or trading volume of $GGs to decline.

The $GGs are not legal tender, are not backed by the government, and accounts and value balances are not subject to Federal Deposit Insurance Corporation or Securities Purchaser Protection Corporation protections.

The $GGs are not legal tender, are not backed by any government, and accounts and value balances are not subject to Federal Deposit Insurance Corporation or Securities Purchaser Protection Corporation protections. Any investment in the $GGs is made at the risk of the purchaser.

The tax treatment of the $GGs is uncertain and there may be adverse tax consequences for purchasers and other holders upon certain future events.

The tax characterization of the $GGs is uncertain, and each purchaser must seek his, her or its own independent legal and tax advice with respect to the United States and non-U.S. tax treatment of an investment in the $GGs. An investment in the $GGs may result in adverse tax consequences to purchasers, including withholding taxes, income taxes and tax reporting requirements.

There is a risk that banks and other financial institutions may refuse to process transactions for or maintain accounts for entities or individuals transacting in cryptocurrencies

Banks may refuse to provide bank accounts and other banking services to cryptocurrency-related companies or companies that accept cryptocurrencies for reasons that include regulatory requirements or ambiguities and perceived compliance risks or costs. This has caused some providers of cryptocurrency-related services to have difficulty finding financial institutions willing to provide accounts and services to them. Continuation of such difficulties in the future could decrease the viability and adoption of cryptocurrencies as a means of payment, harm public perception of cryptocurrencies, and/or could limit the viability and potential applications of cryptocurrencies, including the $GGs. These events could materially and adversely affect the Company, its operations, and financial condition.

A return on investment in the $GGs may be contingent on the vote of the GG Holders and the GG Holders may not vote to approve actions that would result in you receiving any return on your investment.

The revenue and profit of the Company is to be distributed to the GG Holders in amounts and subject to the allocation determined by the GG Holders in accordance with the Company's standard.

Your ability to vote on Company actions is contingent upon you passing standard Know Your Customer and/or Anti-Money Laundering verifications.

Only investors that are able to pass standard Know Your Customer and/or Anti-Money Laundering verifications will be able to vote their $GGs on Company actions. We cannot guarantee that you will pass such verifications or that you will ever be able to vote $GGS purchased in the offering. In such an event, you will not have any control over the actions of the Company.

Risk of loss of private key.

The $GGs will be stored in each investor's digital wallet. Without a unique private key, the assets in such digital wallets cannot be accessed or controlled. The theft, loss or destruction of a private key is irreversible, and any such theft, loss or destruction could result in the investor's loss of all of their investment in the $GGs.

Risks Related to Blockchain Technology

The blockchain on which the $GGs may rely, and the $GGs themselves, may be the target of malicious cyberattacks or may contain exploitable flaws in their underlying code, which may result in security breaches and the loss or theft of $GGs. If these attacks occur or security is compromised, this could expose us to liability and reputational harm and could seriously curtail the utilization of the $GGs and cause a decline in the market price of the $GGs or the outright loss of $GGs purchased by you.

The $GGs are being built on distributed ledger technology, and there can be no assurances that the blockchain and the creation, transfer or storage of the $GGs will be uninterrupted or fully secure, which may result in impermissible transfers of $GGs, a complete loss of users' $GGs or an unwillingness of users to access, adopt and utilize $GGs and/or the blockchain. Moreover, the $GGs, the blockchain, and any other blockchain may also be the target of malicious attacks seeking to identify and exploit weaknesses in Company's software or the $GGs, which may result in the loss or theft of tokens.

The further development and acceptance of blockchain networks, which are part of a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the

development or acceptance of blockchain networks and blockchain assets would have an adverse material effect on the successful development and adoption of the $GGs.

The growth of the blockchain industry in general, as well as the blockchain networks on which the $GGs will rely, is subject to a high degree of uncertainty. The factors affecting the further development of the cryptocurrency and cryptosecurity industry, as well as blockchain networks, include, without limitation:

- worldwide growth in the adoption and use of digital assets and other blockchain technologies;
- government and quasi-government regulation of digital assets and their use, or restrictions on or regulation of access to and operation of blockchain networks or similar systems;
- the maintenance and development of the open-source software protocol of blockchain networks; changes in consumer demographics and public tastes and preferences;
- the availability and popularity of other forms or methods of buying and selling goods and services, or trading assets including new means of using government-backed currencies or existing networks;
- the extent to which current purchaser interest in cryptocurrencies represents a speculative "bubble;"
- general economic conditions in the United States and the world;
- the regulatory environment relating to cryptocurrencies and blockchains; and
- a decline in the popularity or acceptance of cryptocurrencies or other blockchain-based tokens.

The digital assets industries as a whole have been characterized by rapid changes and innovations and are constantly evolving. Although they have experienced significant growth in recent years, the slowing or stopping of the development, general acceptance and adoption and usage of blockchain networks and blockchain assets may deter or delay the acceptance and adoption of the $GGs and, as a result, adversely affect the value of the $GGs.

The prices of digital assets are extremely volatile. Fluctuations in the price of digital assets could adversely affect our business, and the tokens may also be subject to significant price volatility.

The prices of cryptocurrencies have historically been subject to dramatic fluctuations and are highly volatile, and, if there is a market for the $GGs, the market price of the $GGs may also be highly volatile. Several factors may influence the market price of the $GGs, including, but not limited to:

- the ability of the $GGs to trade in a secondary market, if at all;
- the availability of a token exchange or other trading platform for digital assets;
- the success of the Company;
- general acceptance of digital assets by retail merchants and commercial businesses, for example, as payment for goods and services, general adoption of online digital asset exchanges and digital wallets that hold digital assets, the perception that the use and holding of digital assets as safe and secure, and the regulatory restrictions on their use;
- purchasers' expectations with respect to the rate of inflation;

- changes in the software, software requirements or hardware requirements underlying the tokens; changes in the rights, obligations, incentives, or rewards for the various holders of the $GGs;

- interest rates;

- currency exchange rates, including the rates at which digital assets may be exchanged for fiat currencies;

- government-backed currency withdrawal and deposit policies of digital asset exchanges;

- interruptions in service from or failures of major digital asset and security token exchange on which digital assets and security tokens are traded;

- investment and trading activities of large purchasers, including private and registered funds, that may directly or indirectly invest in securities tokens or other digital assets;

- coordinated algorithmic behavior, including trading, by a large pool of token holders;

- monetary policies of governments, trade restrictions, currency devaluations and revaluations;

- developments or disputes concerning Company's intellectual property rights or Company's technology, or third-party proprietary rights;

- regulatory measures, if any, that affect the use of digital assets and crypto tokens such as the $GGs;

- global or regional political, economic or financial events and situations; and

- expectations among participants that the value of digital assets will soon change.

A decrease in the price of a single digital asset may cause volatility in the entire digital asset and digital asset industry and may affect other digital assets including the $GGs. For example, a security breach or any other incident or set of circumstances that affects purchaser or user confidence in any blockchain ledger, the current underlying blockchain for the $GGs, or another well-known cryptocurrency such as Bitcoin or Ether, may affect the industry as a whole and may also cause the price of the $GGs and other digital assets to fluctuate. Such volatility in the price of the tokens may result in significant loss over a short period of time.

Risks Related to Company

We are an early stage company and have not yet generated any profits.

The Company was recently formed. Accordingly, the Company has a limited history upon which an evaluation of its performance and future prospects can be made. Our current and proposed operations are subject to all the business risks associated with new enterprises. These include likely fluctuations in operating results as the Company reacts to developments in its market, managing its growth and the entry of competitors into the market. Company has incurred a net loss to date and has had no revenues generated since inception to cover operational expenses.

Any valuation of the Company at this stage is difficult to assess.

The valuation for the offering was established by the Company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment.

We operate in a regulatory environment that is evolving and uncertain.

The regulatory framework for blockchain is very new. The regulations that govern our operations have been in existence for a very short time. Further, there are constant discussions among legislators and regulators with respect to changing the regulatory environment. New laws and regulations could be adopted in the United States and abroad. Further, existing laws and regulations may be interpreted in ways that would impact our operations, including how we communicate and work with investors. Any changes to existing law could have a negative impact on our business.

The Company is intending to pursue certain actions related to the decentralization of the network. If these plans have a negative effect on Company's ability to support development of the Company, the value of your $GGs could be harmed.

The Company intends to pursue certain actions related to the decentralization of the Company and the functionality of $GGs. It is possible that decentralized governance decisions could adversely affect the utility of the Company or the payout of revenue to the GG Holders. If this is the case, the value of your $GGs could be adversely affected.

The Company will be subject to cyberattacks, security risks and risks of security breaches.

The Company is subject to the risk cyberattacks, security risks and risks of security breaches. An attack on or a breach of security of Company could result in a loss of private data, and unauthorized use or transfer of digital assets. Any attack or breach could adversely affect the development and commercialization of the Company's products and services, which could have a material adverse effect on the value of your $GGs. Any actual or perceived cyberattack or other security incident may also damage Company's reputation.

Our insurance programs may not provide sufficient coverage for the needs of our business and our actual losses may exceed our insurance reserves.

If the Company is faced with liabilities of a type that it does not have insurance coverage for or in an amount that exceeds what the Company's insurance covers, the Company may be required to pay for all or a portion of that liability. This may have a material adverse effect on the Company's ability to continue to operate as a going concern, and may eliminate your ability to receive any return on your investment.

Reliance on Key Personnel.

Due to the size of the Company, it has a significant reliance on certain key personnel, particularly [Nathan Harper] and [Terenace C. Blackburn]. If the Company is unable to retain the foregoing individuals or other key personnel, it could jeopardize the Company's ability to implement its business plan, leverage its assets, and achieve financial stability.

The offering involves "rolling closings," which may mean that earlier investors may not have the benefit of information that later investors have.

All early-stage companies are subject to a number of risks and uncertainties, and it is not uncommon for material changes to be made to the offering terms, or to companies' business, plans or prospects, sometimes on short notice. When such changes happen during the course of the offering, we must file an amendment to our Form C with the SEC, and investors whose subscriptions have not been accepted yet will have the right to withdraw their subscriptions and get their money back unless funds have been closed on and distributed to the company.

Risks Related to Regulation

There are uncertainties related to the regulatory regimes governing blockchain technologies, cryptocurrencies, digital assets, and the $GGs, and new regulations or policies may materially adversely affect the development and value of the tokens.

Regulation of assets like the $GGs and related technologies and actors (such as blockchains and cryptocurrency exchanges) involves uncertainty as to how existing law will apply; is likely to rapidly evolve as government agencies take greater interest; and varies significantly among international, federal, state and local jurisdictions.

The $GGs are novel, and the application of U.S. federal and state securities laws is unclear in certain respects. Because of the differences between the $GGs and traditional securities, there is a risk that issues that might easily be resolved by existing law if traditional securities were involved may not be easily resolved for the $GGs. In addition, because of the novel risks posed by the $GGs, it is possible that securities regulators may interpret laws in a manner that adversely affects the value of the $GGs.

Various legislative and executive bodies in the United States and in other countries may, in the future, adopt laws, regulations, or guidance, or take other actions that could severely impact the permissibility of the $GGs, tokens generally and, in each case, the technology behind them or the means of transacting in or transferring them. It is difficult to predict how or whether regulatory agencies may apply existing or new regulation with respect to this technology and its applications, including the $GGs and the Company. In addition, self-regulatory bodies may be established that set guidelines regarding cryptocurrencies, the $GGs, and the platform, which could have similar effects to new policies adopted by government bodies.

Any future regulatory actions applicable to the $GGs, the Company, and our related activities could severely impact our operations and the value of the $GGs. Company may need to restructure operations significantly to comply with any new regulation or guidance. These efforts could be costly and could involve fundamentally changing core portions of the Company's business and operations, and in turn negatively affect the value of the $GGs. On the other hand, failure to restructure for compliance adequately or quickly enough could result in regulatory action (such as investigations by the government or a self-regulatory organization or government or private litigation or administrative actions) that requires Company to spend significant time and effort, which would pull Company's attention away from the core of its business and potentially deplete its resources. It could also result in negative publicity. Regulatory change could even potentially result in the $GGs or certain of Company's operations being viewed as impermissible, which could result in a need for us to dramatically alter or cease activities. Regulatory action could also affect the rights of holders of the $GGs, for example by severely limiting the ability of holders to transfer or sell their tokens.

Cryptocurrency networks, blockchain technologies, and coin and token offerings also face an uncertain regulatory landscape in many foreign jurisdictions, including (among others) the European Union, China and Russia. Various foreign jurisdictions may have adopted, or may in the future adopt, laws, regulations or directives that could affect the $GGs or the Company. These laws, regulations or directives may conflict with those of the United States or may directly and negatively impact our business. The effect of any future regulatory change is impossible to predict, but any change could be substantial and materially adverse to the adoption and value of the $GGs.

New or changing laws and regulations or interpretations of existing laws and regulations, in the United States and other jurisdictions, may adversely impact the $GGs, including with respect to their value, their liquidity, the ability of purchasers to access marketplaces or exchanges on which to trade the $GGs, and the structure, rights and transferability of the $GGs.

To date, we have not generated revenue, do not foresee generating any revenue in the near future, and therefore rely on external financing.

We are a startup company and our business model currently does not generate revenue and generating revenue may not be the primary focus of our business at any time in the near future. While we intend to generate revenue in the future, we cannot assure you when or if we will be able to do so. We currently rely on external financing to fund our operations. We anticipate, based on our current proposed plans and assumptions relating to our

operations (including the timetable of, and costs associated with, new product development) that, if the Maximum Offering Amount is raised in this offering, it will be sufficient to satisfy our contemplated cash requirements for approximately 5 years. We expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure, commercial operations, development activities and build our platform. Our future funding requirements will depend on many factors, including but not limited to the following: (i) the cost of expanding our operations; (ii) the financial terms and timing of any collaborations, licensing or other arrangements into which we may enter; (iii) the rate of progress and cost of development activities; (iv) the need to respond to technological changes and increased competition; (v) the costs of filing, prosecuting, defending and enforcing any patent or copyright claims and other intellectual property rights; (vi) the cost and delays in product development that may result from changes in regulatory requirements applicable to our products; (vii) sales and marketing efforts to bring new product candidates to market; and (viii) lack of demand for and market acceptance of our products and services. We may have difficulty obtaining additional funding and we cannot assure you that additional capital will be available to us when needed, if at all, or if available, will be obtained on terms acceptable to us. If we raise additional funds by issuing additional debt securities, such debt instruments may provide for rights, preferences or privileges senior to the $GGs. In addition, the terms of the debt securities issued could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us. If adequate funds are not available, we may have to delay, scale back, or eliminate some of our operations or our research development and commercialization activities. Under these circumstances, if the Company is unable to acquire additional capital or is required to raise it on terms that are less satisfactory than desired, it may have a material adverse effect on our financial condition.

The amount of capital the Company is attempting to raise in this offering may not be enough to sustain the Company's current business plan.

In order to achieve the Company's near and long-term goals, the Company may need to procure funds in addition to the amount raised in the offering. There is no guarantee the Company will be able to raise such funds on acceptable terms or at all. If we are not able to raise sufficient capital in the future, we may not be able to execute our business plan, our continued operations will be in jeopardy and we may be forced to cease operations and sell or otherwise transfer all or substantially all of our remaining assets, which could cause an investor to lose all or a portion of their investment.

It may be illegal now, or in the future, to acquire, own, hold, sell or use $GGs in one or more countries.

Although currently tokens similar to the $GGs are not regulated or are lightly regulated in most countries, including the United States, one or more countries, including the United States, may take regulatory actions in the future that severely restrict the right to acquire, own, hold, sell or use tokens or to exchange tokens for fiat currency. Such an action may also result in the restriction of ownership, holding or trading in $GG. Such a restriction could result in the termination and liquidation of the Company at a time that is disadvantageous to investors.

DILUTION

As noted in the Offering Summary above, the Company intends to issue 19,900,000 of the 21,000,000 total $GGs. Consequently, the owners of the $GGs immediately following this offering will be diluted as a result of the Second Offering and the distribution of the Remaining GGs. Accordingly, investors purchasing $GGs in this offering should not expect to enjoy voting power or revenue sharing in the pro rata amount of the outstanding $GGs owned by that investor immediately following the closing of this offering.

PLAN OF DISTRIBUTION

The Cash Offering

The Company is seeking to raise up to $5,000,000 in total in this offering. The company will raise the money through the sale of 5,000,000 $GGs for cash. The maximum offering amount is $5,000,000, which represents the value of securities available to be offered as of the date of this Offering Circular [5,000,000 x $1.00]. Under Regulation CF, the company may only offer $5,000,000 in securities during a rolling 12-month period. From time to time, we may seek to qualify additional $GGs.

The minimum investment in $GGs in the offering is $25.

There will be a one-year initial vesting period where one third (1/3) of purchased $GGs will vest, followed by a quarterly vest of 1/12 of purchased $GGs until all purchased $GG has been delivered.

The company's Offering Circular will be furnished to prospective investors in this offering via downlStatoad 24 hours a day, 7 days a week on the Intermediary's website, *www.myseedstarter.com*.

Initial Circulating Supply

The total number of outstanding $GGs, including those sold if the offering raises the Maximum Offering Amount will be 5,000,000. This is the "**Initial Circulating Supply**" of $GG.

Selling Shareholders

No securities are being sold for the account of shareholders; all net proceeds of this offering will go to the Company.

Escrow of Funds

We have executed an Escrow Agreement with [North Capital Private Securities Corporation] (the "**Escrow Agreement**") pursuant to which North Capital Private Securities Corporation shall serve as the Escrow Facilitator (the "**Escrow Facilitator**") in connection with this offering. All monies collected from prospective purchasers of $GGs will be held in a separate escrowed non-interest bearing bank account at the Escrow Facilitator (the "**Escrow Account**") for the benefit of the investors in accordance with Rule 15c2-4 under the Exchange Act.

All payments made by investors for the purchase of $GGs in connection with this offering will be made directly to the Escrow Facilitator and placed in the Escrow Account. Funds will not be released to the Company until the Minimum Amount is raised. Once the Minimum Amount is raised, the Company may have an initial closing and direct that the Escrow Facilitator disburse the funds in the Escrow Account. Thereafter, the Company may have additional closings from time to time on any further amounts delivered to the Escrow Facilitator until the Termination Date (*i.e.*, 90 days after the Commencement Date).

The purpose of the Escrow Account is for (i) the deposit of all subscription monies (checks or electronic transfers) which are received from prospective purchasers of $GGs and are delivered to the Escrow Facilitator, (ii) the holding of amounts of subscription monies which are collected through the banking system, and (iii) the disbursement of collected funds.

Simultaneously with each deposit to the Escrow Account, Company shall inform the Escrow Facilitator about the subscription information for each prospective purchaser. Upon the Escrow Facilitator's receipt of such monies, they shall be credited to and deposited into the Escrow Account. The Escrow Facilitator shall not be required to accept for credit to the Escrow Account or for deposit into the Escrow Account checks which are not accompanied by the appropriate subscription information. Electronic transfers representing payments by prospective purchasers shall not be deemed deposited in the Escrow Account until the Escrow Facilitator has received in writing the subscription information required with respect to such payments.

Proceeds deposited in escrow with the Escrow Facilitator may not be withdrawn by investors prior to the Termination Date. If the offering is withdrawn or canceled or terminated by us on or prior to the Termination Date, all such proceeds will be promptly returned by the Escrow Facilitator without interest or deduction to the persons from which they are received (within one business day) in accordance with applicable securities laws. All such proceeds will be placed in a non-interest-bearing account pending such time. We have the right to accept or reject

subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned promptly by the Escrow Facilitator to the subscriber, without interest or deductions. Generally, subscriptions for $GGs will be accepted or rejected within three (3) business days after we receive them.

We have agreed to pay the Escrow Facilitator a fee for acting as Escrow Facilitator. The amount of the fee will vary depending on the number of investors that acquire $GGs.

Secondary Trading

Secondary purchases and sales of the $GGs may occur on third-party exchanges and other platforms or through direct purchases and sales by token holders, all of which will occur outside the Company's control. The platform's blockchain will, however, record transfers that occur in association with these sales. $GGs may also be traded as part of a secondary trading market. However, there are currently no registered exchanges that offer or plan to offer $GGs for trading.

State Law Exemption and Offerings to "Qualified Purchasers"

The $GGs in this offering are being offered and sold to both accredited and non-accredited investors (as defined in the Securities Act). As an offering pursuant to Regulation CF under the Securities Act, this offering will be exempt from state "Blue Sky" law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that the $GGs offered hereby are offered and sold only to "qualified purchasers" or at a time when $GGs are listed on a national securities exchange. "Qualified purchasers" include: (i) "accredited investors" under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in $GGs meet the following: **If either your annual income or your net worth is less than $124,000, you can invest up to the greater of either: (i) $2,200, or (ii) 5% of the greater of your annual income or net worth. If both your annual income and your net worth are equal to or more than $124,000 then you can invest 10% of the greater of your annual income or net worth, not to exceed an amount of $124,000.**

We intend to offer and sell $GGs in this offering to qualified purchasers in all states of the United States.

Certificates Will Not be Issued

We will not issue certificates for the $GGs. Instead, ownership of the $GGs purchased through this offering will be recorded and maintained on the blockchain used by the platform at the point when the $GGs are delivered.

Transferability of $GGs

There are currently no registered exchanges that offer or plan to offer $GGs for trading. All transfers of $GGs must be made pursuant to (i) a registration statement under the Securities Act or (ii) an exemption therefrom.

ERISA Considerations

We will not accept funds from "benefit plan investors," as that term is defined by the Employee Retirement Income Security Act of 1974, as amended (including individual retirement accounts). We may waive this prohibition in our sole discretion.

Advertising, Sales and other Promotional Materials

In addition to this offering circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering, although only when accompanied by or preceded by the delivery of this offering circular, including, in the context of electronic sales materials, a hyperlink to the offering circular. These materials may include: brochures, articles and publications, public advertisements, audio-visual materials, "pay per click" advertisements on social media and search engine internet websites, electronic correspondence transmitting the offering circular, electronic brochures containing a summary description of this offering, electronic fact sheets describing the general nature of this offering and our investment objectives, online investor presentations, website material, electronic media presentations, client seminars and seminar advertisements and invitations, and third party industry-related article reprints in each case

only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this offering circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the $GGs, these materials will not give a complete understanding of this offering, us or our $GGs and are not to be considered part of this offering circular. This offering is made only by means of this offering circular and prospective investors must read and rely on the information provided in this offering circular in connection with their decision to invest in our $GGs.

BUSINESS AND USE OF PROCEEDS

I. Executive Summary

The Gala Collective seeks to establish a powerful, decentralized, community-centric platform in the Gala ecosystem, enhancing indie game development, NFT management, and transparent profit-sharing while ensuring equal participation and robust engagement.

II. Core Objectives and Strategic Initiatives

Objective 1: Empowerment and Inclusive Engagement for All Community Members

- Inclusive Empowerment: Aiming to make a space where every participant, especially NFT holders and players, possesses a significant role and voice within the ecosystem through a decentralized governance model.
- Acknowledgment and Support: Ensuring indie developers and community members feel validated and significant by providing a robust platform for their projects and contributions to thrive and be recognized.

Objective 2: Holistic Support and Integration of Indie Developers

- Conductive Integration: Creating a pulsating hub for indie developers that not only validates but also propels their gaming projects through financial, technical, and community support.
- Ethical Platform Governance: Gala Collective is committed to ethical platform governance. We do not support illegal gambling or betting projects that violate US laws, and we enforce a content policy that prohibits games with nudity and explicit sexual behavior while allowing shooter-style games with basic violence. Our community, through democratic decision-making, has the authority to vote on supported games and may initiate the removal of titles that violate our guidelines or community standards
- Community-Driven Funding: Utilizing Gala node emissions to enable and sustain indie gaming projects, propelling continuous innovation within the ecosystem.

Objective 3: Mutually Beneficial and Rewarding NFT Asset Management

- NFT Rental Pool: Formulating an NFT rental system where asset holders lend NFTs to the Collective, sharing in the gaming rewards and governance tokens yielded during gameplay.
- Rewarding Participation: Ensuring both the NFT lenders and players who utilize these assets are reciprocally rewarded, forging a community where every stakeholder benefits.

Objective 4: Community-Driven Support and Development

- Community-Nurtured Development: Steering towards nurturing and elevating smaller gaming projects, enabled by Gala node emissions and community involvement, to foster a thriving development environment.
- Profit-Sharing and Support: Employing transparent and ethical practices, assuring fair revenue distribution amongst developers, NFT lenders, players, and the Collective.

III. Business Description and Initiatives

Model: The Collective Ecosystem

- A Vibrant Nexus: The Collective envisages becoming a nexus where the vibrancy of indie developers and gamers is interwoven with the established Gala ecosystem, ensuring ongoing innovation and collaboration.
- Supportive Symbiosis: Positioning the Collective as a catalyst for indie game developers, providing them with not only a platform where their ideas are validated and supported but also ensuring their smooth integration into the Gala ecosystem through financial and infrastructural support.
- Balanced NFT Asset Utilization: Enabling a balanced and mutually beneficial environment wherein asset holders and players coexist and profit, courtesy of the NFT rental pool, ensuring a cyclical and symbiotic engagement among all stakeholders.

IV. Products, Services, and Technological Infrastructure

Indie Game Development Integration:

- Conduit of Support: Ensuring indie developers are met with an ecosystem that validates, supports, and integrates their innovative gaming projects into the Gala ecosystem.

NFT Assets Lending:

- Shared Prosperity: Establishing a lending system that not only allows NFT holders to securely lend their assets but also ensures that rewards generated during gameplay are equitably shared amongst the NFT owner, player, and the Collective.

Web3 Esports Ecosystem:

- Innovative Player Involvement: Facilitating players to create and manage robust player profiles, chronicling their gaming achievements, histories, and statistics, thus contributing to a rich, blockchain-enabled gaming career narrative.

Additional Note:

Ensuring Holistic Inclusion: A pivotal point to underscore is the vital involvement of every community member, especially NFT holders and players, who constitute the backbone of the community. Their consistent engagement, support, and contributions are what ignite the vitality of the ecosystem. Hence, their voice, recognition, and reward are integral to the Collective's framework and initiatives, ensuring their experiences are rewarding, respected, and genuinely acknowledged.

V. Market Analysis

Target Audience

The Gala Collective seeks to establish a robust and symbiotic relationship with various stakeholders in the gaming industry, with a special focus on:

- Existing Gala Games Community Members:
  - Demographic: Predominantly crypto-savvy individuals and gaming enthusiasts who are already familiar with the Gala Games ecosystem.
  - Needs & Interests: Enhanced decentralization, democratic governance, and new opportunities for engagement and profit within the ecosystem.

- Engagement Strategy: Utilizing existing communication channels (forums, social media, newsletters) to inform, educate, and invite participation in the Collective's initiatives and governance.
- Traditional Gamers (Web2)
    - Demographic: Gamers traditionally engaged with web2 platforms and possibly unfamiliar with blockchain technology and web3 gaming.
    - Needs & Interests: Accessible entry points into web3 gaming, clear pathways for participation, and educational resources to navigate blockchain gaming.
    - Engagement Strategy: Creating educational content, step-by-step guides, and supportive communities that can guide traditional gamers towards understanding and participating in blockchain gaming.
- Indie Game Developers
    - Demographic: Small to medium-sized game developers, especially those exploring possibilities within the blockchain gaming space.
    - Needs & Interests: Funding, promotional support, and a platform to launch and integrate their gaming projects.
    - Engagement Strategy: Offering developer grants, hosting hackathons, and providing a supportive ecosystem for developers to bring their projects to fruition within the Collective.
- NFT Asset Holders
    - Demographic: Individuals or entities holding NFTs, especially those associated with gaming assets.
    - Needs & Interests: Secure and profitable opportunities to lend or monetize their NFT assets.
    - Engagement Strategy: Developing and promoting an NFT rental pool, with clear and secure transaction mechanisms and attractive profit-sharing models.
- Crypto Enthusiasts and Investors
    - Demographic: Those interested in the crypto space, looking for investment opportunities, and keen on participating in DAOs and decentralized ecosystems.
    - Needs & Interests: Viable investment opportunities, transparency in operations, and a voice in governance.
    - Engagement Strategy: Transparent communication regarding tokenomics, providing clear investment pathways, and ensuring an active role in governance through token holdings.

Approach and Attraction Strategies

- Educative Campaigns: Conducting webinars, workshops, and creating content that demystifies blockchain gaming and provides a clear understanding of the benefits and functionalities of $GG and $GALA tokens.
- Community Building: Fostering a supportive and engaging community where experiences are shared, doubts are clarified, and members feel heard and valued.
- Transparency: Regularly updating the community with developments, financial standings, and upcoming initiatives through multiple channels.
- Inclusivity: Ensuring mechanisms are in place that allows equal participation opportunities in governance, irrespective of the size of holdings.
- Security: Stringently safeguarding the Collective's and its members' interests through robust security protocols and compliance with legal norms.

Market Trends

In the intertwining worlds of blockchain and gaming, the Gala Collective positions itself to harmonize and advance alongside the swift developments in web3 and blockchain gaming opportunities.

Statistical Overview

- The Web3 Gaming Industry currently boasts a value of US $23,926 million and is projected to ascend to US $133,228.2 million by 2033, according to Future Market Insights, exhibiting a CAGR of 18.7%.
- DappRadar reveals an influx of investments in blockchain gaming, with a whopping US $739 million raised in Q1 2023 alone, of which blockchain games constituted 45% of total activity.

Strategic Alignment and Vision Execution

- Embracing and Fueling Growth: Capitalizing on the industry's robust expansion, the Collective aspires to be both a beneficiary and catalyst, enhancing and directing the ongoing evolution of the gaming and blockchain sphere.
- Empowering the Community: Amidst a thriving market, it seeks to empower the community, providing a rich platform where developers, gamers, and investors mutually derive and contribute value in a symbiotic ecosystem.
- Strategic Partnerships and Compliance: Endeavors to weave strategic partnerships, navigate evolving regulatory norms, and ensure a judicious balance of adherence and advocacy in regulatory conversations, ensuring both stability and dynamism within the framework.
- Innovation and User Experience: The Collective underscores a commitment to innovation, continually calibrating its strategies to mirror or lead industry trends while ensuring a seamless, secure, and enriching user experience across its ecosystem.
- Security, Transparency, and Ethics: While safeguarding financial and participatory involvements of community members, maintaining a steadfast focus on security, transparency, and ethical decision-making is paramount to the Collective.

VI. Organizational and Governance Structure

- Departments: Treasury, Marketing, Compliance, Operations, Administrative, and Guild Management, each with defined Standard Operating Agreements.
- Administrators: Entities subject to community voting, orchestrating departmental operations.
- Governance Protocols: Establishing democratic voting and proposal mechanisms, ensuring transparency and community engagement in decision-making processes.

VII. Tokenomics, Financial Management, and Revenue Sharing

Token Types

- $GG Tokens: Multifaceted tokens, facilitating governance, voting, and pivotal in revenue-sharing mechanics.

Financial Management

- Tokenized Transactions: $GG tokens will be utilized for transactions within the Collective, embedding all financial operations within the blockchain.

- Fundraising and Distribution: Initiating with an initial token sale of 5 million tokens at $1 per token, a second sale will be planned one year post-initial sale, ensuring steady financial influx and token distribution.
- Remaining Tokens: Strategic allocation of 11 million tokens to uphold the financial and operational stability of the Collective.

Revenue Sharing

- NFT Rental Pool: Revenue generated from the NFT rental pool will be shared among NFT asset lenders, players, and the Collective. For instance, if a player gains rewards using a rented NFT, a predetermined percentage will be distributed to the NFT owner, another to the player, and a final portion will be reserved for the Collective.
- In-game Profits: In-game assets and associated profits could be shared among developers, players, and the Collective, ensuring each stakeholder gains a fair share from the integrated gaming projects.
- $GG Token and Governance: Revenues amongst token holders will be equally distributed. Simultaneously, a separate allocation will be preserved to ensure smooth operational functionalities.
- Blockchain Nodes and Company Shares: Profits derived from managing blockchain nodes and company shares will also be shared among the Collective's contributors and participants.
- Ensuring Ethical Distribution: The Collective will uphold transparency and fairness in all revenue-sharing mechanisms, ensuring that all stakeholders, from developers to players and investors, perceive tangible benefits from their participation and contributions to the platform.

VIII. Organizational and Governance Structure

A. Governance Framework: A Democratic Ethos

The Gala Collective integrates a democratic governance model, propelled by members who hold Governance Tokens, enabling them to elect Administrators to oversee various Departments. The Collective faces challenges like ensuring meaningful participation in votes and fostering a clear understanding of voting matters among community members.

B. Establishing Departments: The Pillars of Operations

Various entities, known as Departments, function as the primary operational units within the Collective:

- Treasury
- Marketing
- Compliance
- Operations
- Administration
- Guild Management

These departments, each led by elected Administrators, receive operational funds, subject to daily, weekly, and quarterly limits. Every department will adhere to a Standard Operating Agreement, delineating daily activities and functionalities that don't necessitate external governance.

C. Administrators: Guiding Hands of Departments

Administrators, voted into place by Governance Token holders, manage respective Departments, their election processes, and their limitations are structured as follows:

- Election Cycle: A 90-day engagement period with the community followed by an election. Each KYC-verified wallet holder is entitled to one vote per Department election.
- Tenure Limitation: An individual/entity may serve a maximum of two consecutive terms in an administrative position but can serve more if terms are non-consecutive, ensuring no unlimited power accrual.

D. Propelling Change: Governance Proposals

Administrators can bring forth Governance Proposals for community voting when:

- A department seeks to operate outside its Standard Operating Agreement.
- Alterations to an existing Operating Agreement are proposed.

Implementing a proposal requires a 61% approval from a quorum of 30% of the Collective community.

E. Ensuring Fair Proposal Submission: Token Mechanics

- Allocation: Departments are allotted 2 governance tokens per month for submitting proposals, with no carry-over allowed.
- Token Dynamics: Post submission, a token is burned. If the proposal is accepted, the token is refunded, incentivizing valuable proposal submissions and penalizing frivolous ones.

F. Voting Protocol

- Initiation: Voting commences post the full distribution of the 21 million Collective tokens.
- Eligibility: Each individual must have a KYC'd wallet to vote, ensuring one vote per Governance Proposal and maintaining egalitarian decision-making.
- Proposal Duration: Proposals last 48 hours, with a requisite 30% community voting engagement and 61% approval for passage.

G. Emergency Checks and Balances: Emergency Proposal System

The Emergency Proposal System provides a safety mechanism against possible malicious activities by Department entities.

- Invocation: Emergency proposals can be invoked by a Department without utilizing their governance tokens.
- Collaboration Requirement: More than one Department Administrator must be in alignment to create an emergency proposal.
- Scope: Examples of such proposals might include entity removal from power or power limitation of a department.
- Approval: To enact an Emergency Governance Proposal, unanimous approval from all remaining Departments is required.

Post-approval, all proposed actions are temporarily paused, allowing Department Administrators to present the situation to the Collective community, ensuring due diligence and democratic decision-making. The community then casts their vote, utilizing voting tokens analogous to regular proposal protocols, assuring a single vote per KYC'd wallet.

H. Challenges and Solutions

Aiming to address the challenges of insufficient voter participation and clarity on voting matters, potential strategies like educational initiatives, transparent communication channels, and incentivization for participation could be explored to further fortify the democratic foundation of the Gala Collective governance model.

Note

- Ensuring a transparent, robust, and inclusive governance structure is pivotal for the sustainability and progressive evolution of the Gala Collective.
- Establishing clear pathways for community education and engagement will significantly enhance the democratic fabric of the governance structure, ensuring all voices are heard and valued.

IX. Legal Framework and Ethical Compliance

A. Legal Compliance: Registration and Regulation

The Gala Collective adheres to stringent legal protocols, ensuring that our $GG tokens are in compliance with relevant securities laws. The tokens are offered pursuant to Section 4(a)(6) of the Securities Act of 1933 (the "Act"), and although they have not been registered under the Act or the securities laws of any state or other jurisdiction, every effort is made to navigate within the legal purview.

- Significant Note: It's paramount to acknowledge that no federal or state securities administrator has reviewed or passed on the accuracy or adequacy of the offering materials for these tokens. The tokens come with transferability restrictions, and potential investors should be acutely aware that the purchase of these tokens carries a high-risk degree, meriting consideration only by those who can bear a complete loss of their investment without altering their lifestyle.

A robust legal team ensures continual adherence to and navigation through evolving regulatory landscapes, safeguarding both the Collective and its members from potential legal repercussions.

B. Ethical and Transparent Operations

In a pursuit to establish and uphold absolute transparency and ethical practices, especially in financial dealings and decision-making processes, the Collective employs blockchain technology in its operational framework.

- Smart Contract Governance: Smart contracts govern the Gala Collective's financial ecosystem, automating and enforcing the execution of agreements, ensuring each transaction and financial distribution is not only accurate but visible and verifiable by all Collective members.
- Revenue Distribution: Profits and revenue distributions are automated through smart contracts, ensuring impartiality and adherence to predetermined distribution protocols. Every member can validate the transactions, providing a layer of trust and verification in financial dealings.

C. Member Assurance: Ethical Voting and Distribution

The ethical strands of the Collective also weave through our voting processes and revenue distribution strategies:

- Ethical Voting: Aligning with democratic principles, the Collective has set mechanisms to ensure that voting is not only transparent but also ethically conducted, allowing each voice to be heard and respected.
- Transparent Financials: By employing smart contracts, all financial data, including revenue generation, distribution, and usage, is open for verification by the Collective members, ensuring absolute financial transparency and adherence to ethical financial management.

D. Ongoing Compliance and Adaptation

The Collective engages in an ongoing compliance strategy, continually adapting to emerging legal, ethical, and regulatory landscapes. This includes keeping abreast of evolving blockchain and crypto regulations, ensuring that the operations of the Collective always remain within the legal and ethical perimeter.

Note

Ensuring that the Gala Collective is not only a pioneer in decentralized organizational structures but also a model for legal and ethical operations within the crypto space is paramount. Aligning our strategies with existing legal frameworks and sustaining an ethical operation will serve to safeguard the Collective and its members, propelling us towards sustainable, transparent, and compliant operations.

X. Risk Management and Network Security

A. Technological and Regulatory Risk Mitigation

- Proactive Risk Identification: Strategies will be implemented to pinpoint potential technological and regulatory risks that could threaten the smooth operation of the Collective.
- Legal Compliance: The Collective will continually monitor and align its operations with regulatory developments to mitigate legal risks and ensure uninterrupted operation.

B. Robust Network Security

- Security Protocols: Implementing stringent network security measures to protect the Collective and its members from potential cyber threats and ensure the secure storage and transaction of data and funds.
- Continual Auditing: To further solidify its security posture, the Collective will undergo regular audits and assess potential vulnerabilities, thereby ensuring robustness against evolving cyber threats.

C. Collective and Member Protection

- Security of Interests: Focused on safeguarding both the collective and individual member interests, the risk management strategy ensures that technological and regulatory compliance is robust enough to withstand any threats that may arise.
- Education and Awareness: Facilitate ongoing member education and awareness initiatives concerning risk factors and protective measures, ensuring that the Collective's community is well-informed and vigilant.

Note

Ensuring the dual fortitude of legal and ethical compliance alongside a robust risk management and network security framework is pivotal for the sustainability and trustworthiness of the Gala Collective. These segments, while requiring continual monitoring and adaptation, lay the foundation for a secure and compliant decentralized organization.

XI. Financial Projections

A. Revenue Streams:

- NFT Rental Pool:
  - Renting digital assets (NFTs) for specific periods, allowing non-owners to utilize them within the gaming ecosystem.
  - Employing a fee structure for transactions and trading of these assets.
- In-Game Profits:
  - Direct income from users purchasing in-game assets or utilities.
  - Integrating indie games could allow for revenue-sharing models where a portion of their in-game profits is distributed to Gala Collective.
- Token Sales:
  - Direct revenue from sales of the platform's native token ($GG) and possibly subsequent sales or offerings.
  - Appreciation of token value could indirectly benefit the platform through increased purchasing power and attractiveness for investment.
- Partnerships and Collaborations:
  - Revenues derived from collaborations with other gaming platforms, NFT projects, or external entities.
- Hosting Web3 Esports Events:
  - Organizing and hosting tournaments could allow for multiple revenue streams, including entry fees, sponsorship, and broadcasting rights.

B. Expenditures:

- Platform Development and Maintenance:
  - Regular investments to ensure technological robustness, user-friendly interfaces, and bug mitigation.
- Operational Costs:
  - Sustained funding towards administration, marketing strategies, compliance adherence, and user support to ensure smooth operation.
- Community Rewards and Incentives:
  - An ecosystem that rewards participation, contribution, and collaboration, fostering a healthy and active community.
- Developer Support:
  - Funds to incentivize indie developers, through grants and rewards, promoting a continuous influx of fresh gaming content.
- Legal and Compliance:
  - Financial provisioning for addressing regulatory requirements, legal disputes, and ensuring all operations adhere to relevant laws.

C. Financial Projection (5-Year Overview):

Detailed projections should ideally consider possible shifts in token value, technology advancements, and market trends, among other variables.

- Years 1 and 2: It is imperative to focus on platform stability, user acquisition, and community building while concurrently developing and strengthening revenue streams.
- Years 3 to 5: With a theoretically established user base, the focus may shift towards optimizing and expanding existing revenue streams, exploring new opportunities, and possibly considering token burning mechanisms or other strategies to enhance token value.

D. Risks and Mitigation Strategies:

Developing a risk-matrix that anticipates potential challenges and pre-defines responsive strategies to address these effectively is paramount.

Examples Explored:

Example 1: Node Earnings Revenue Share

- Revenue Calculation
    - Annual Revenue = Nodes * Daily Earnings per Node * 365 * Gala Token Price
    - This calculates to: 500 × 400 × 365 × 0.035 = $2,555,000 annually.
    - If the Gala price fluctuates, this number changes; hence, strategies to minimize impact (e.g., staking options or diversified investments) should be considered.
- Revenue Distribution:
    - Distributed to Token Holders: = Total Annual Revenue * Distribution Percentage / Total Distributed Tokens
    - This is given as: ($2,555,000 × 0.5) / 5,000,000 = $0.255 per token.
    - The democratic governance model should ensure token holders' interests align with the overall platform's sustainability and growth.

Example 2: Game Token Rewards from Spider Tanks (ST)

- Revenue Calculation:
    - Annual Earnings = Monthly Earnings * Months
    - 144,635 $SILK × $0.3055 = $46,118 (Using Average Data from a 4 month period)
    - Annualizing this gives a theoretical earning potential of $138,354 (assuming the earnings and token value are consistent, which they may not be).
- Revenue Distribution:
    - Marked as "TBD by Token Holders", highlighting a democratic, decentralized decision-making process, which could adapt to market conditions and strategic decisions.

Summary:

While a detailed projection is beneficial, always reiterate the speculative nature of these forecasts and emphasize diligence and flexibility in strategy adaptation to all stakeholders involved in Gala Collective. This thorough and pragmatic approach ensures a blend of optimism and realism as the platform navigates the intricacies of the blockchain gaming world.

XII. Milestones and Timeline

2024: Launch, Primary Token Sale, and Feature Development

- March 2024 - June 2024:
    - Primary Token Sale Details:
        - Available Tokens: 5,000,000 $GG tokens.
        - Token Price: $1 per token.
        - Objective: Financing the initial setup and feature development.
        - Security & Compliance: Tokens offered in adherence to Section 4(a)(6) of the Securities Act of 1933 and relevant jurisdictional regulations.
- July 2024 – January 2025:
    - Vesting Period Start:
        - Initial Vesting: One-third (1,666,667) of purchased $GG tokens vest after one year from the purchase date.
        - Subsequent Vesting: Remaining tokens vest quarterly at a rate of 1/12 (approx. 416,667 tokens) over the subsequent year.
        - Member Rights: Despite the vesting, all rights such as royalty shares and governance participation are fully active for token purchasers.
    - Token Distribution:
        - Commences after the sale and aligns with the vesting schedule.
    - Feature Implementation (6 months post-sale):
        - Indie Game Development Integration:
            - Fostering a supportive ecosystem by validating and integrating indie gaming projects.
        - NFT Assets Lending:
            - Implementing a secure and equitable lending and rewards distribution system.
        - Web3 Esports Ecosystem:
            - Enabling players to establish blockchain-managed profiles detailing gaming history and achievements.

2024: Second Token Sale and Further Evolution

- March 2025 – June 2025:
    - Second Token Sale:
        - Available Tokens: Another 5,000,000 $GG tokens.
        - Token Price: $1 per token (subject to market evaluation).
        - Objective: Financing further developments and expansion of the Gala Collective.
        - Legal Compliance: Ensuring the sale aligns with ongoing legal and regulatory standards.
- July 2025 – January 2025:
    - Vesting Period for Second Sale:
        - Initial Vesting: One-third (1,666,667) of the purchased tokens in the second sale will vest one year post-purchase.
        - Subsequent Vesting: Remaining tokens vest at a 1/12 rate quarterly, ensuring full distribution within the subsequent year.
        - Member Benefits: Similar to the first sale, purchasers maintain all member benefits during the vesting period.
    - Refinement and Elections:
        - Further refinement of the introduced features, ensuring optimal functionality and member satisfaction.

- Execution of the first elections to select department heads and refine governance.
    - Distributed Server Solution Implementation:
        - The Collective enables and manages compact server creation and global distribution, incentivizing individuals via rewards for hosting and contributing to network strength and decentralization.

Noteworthy Milestones Summarized:

- 2024:
    - Q1: Launch and Primary Token Sale
    - Q4 2024: Commencement of Main Feature Implementation
- 2025:
    - Q1: Second Token Sale
    - Year-Round: Advanced Feature Refinement, Elections, and Server Solution Deployment

Envisaged Benefits and Community Impact:

- Enhanced Security: Through a decentralized network ensuring minimized vulnerabilities.
- Reduced Latency: Prompt data handling by leveraging localized server nodes globally.
- Resistance to Censorship: Fortifying network integrity against regional disruptions.
- Economic Opportunities: Enabling global participants to host servers, thereby earning rewards.
- Community Empowerment: Through decentralization, empowering individuals globally to be vital parts of the network.

Considerations:

- Ongoing communications and audits will be essential to ensure adherence to the outlined plan.
- Continuous dialogue with the community remains crucial for transparency, feedback, and adaptive strategies.
- Adhering to regulatory and compliance changes during each phase ensures risk mitigation and aligns with ethical practices.

XIII. Conclusion

Emphasizing the envisioned pathway for the Gala Collective, reiterating its commitment to a decentralized, community-driven approach, indie game development, and transparent financial mechanisms.

USE OF PROCEEDS

We estimate that the net cash proceeds to us from the sale of the $GGs in this offering will be approximately $4,675,000, after deducting estimated offering expenses of $325,000 and assuming that the maximum proceeds of the cash offering of $5,000,000 are received, which would require that 5,000,000 $GGs be sold in the offering. There is no guarantee that we will be successful in selling any of the $GGs we are offering.

$5,000,000

Gross Proceeds	$ 5,000,000
Offering Expenses (including fees to the Intermediary)	$ 325,000
Net Proceeds to the Company	$4,675,000

The table below sets forth the manner in which we intend to use the net proceeds we receive from this offering, assuming the sale of the Maximum Offering Amount. All amounts listed below are estimates.

	Maximum
Nodes in Other Blockchain Networks	$2,000,000
Operational Expenses	$500,000
Gaming Assets	$2,500,000
TOTAL	$5,000,000

We intend to use the proceeds of this offering allocated as operational expenses to support the continued development and implementation of the legal, technical, and governance framework of the Company and $GG, and to support the growth of our business., including but not limited to payment of salaries (including those of directors and officers) and hiring employees and consultants.

The allocation of the net proceeds of the offering set forth above represents the company's estimates based upon its current plans, assumptions it has made regarding the industry and general economic conditions and its future revenues (if any) and expenditures.

Investors are cautioned that expenditures may vary substantially from the estimates above. Investors will be relying on the judgment of the company's management, who will have broad discretion regarding the application of the proceeds from this offering. The amounts and timing of the company's actual expenditures will depend upon numerous factors, including market conditions, cash generated by the company's operations (if any), business developments and the rate of the company's growth. The company may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

In the event that the company does not raise the entire amount it is seeking, then the company may attempt to raise additional funds through private offerings of its securities or by borrowing funds. The company does not have any committed sources of financing.

The Company reserves the right to alter the use of proceeds in this offering if it believes it is in the best interest of the Company.

HOW TO SUBSCRIBE

Subscription Procedures (Cash Offering)

Investors seeking to purchase $GGs should visit our Intermediary's website at *www.myseedstarter.com*. All investors must meet the "qualified purchaser" standards described in this offering circular, and should proceed as follows:

- Read this entire offering circular and any supplements accompanying this offering circular.

- Electronically complete and execute a copy of the subscription agreement. A specimen copy of the subscription agreement, including instructions for completing it, is included as an

exhibit to this offering circular, and will be available. As outlined in the subscription agreement, each investor will need to electronically complete a Form W-9.

- Provide a wallet address to us per the instructions on the subscription agreement to which your $GGs should be delivered.

- If you are paying using cash (as valued in U.S. Dollars), deliver payment to the Escrow Facilitator, as applicable, at an address that we designate. Upon any rejection of a subscription, all funds received in connection with such subscription will be promptly returned to such investor without interest. Such refund will be paid in U.S.D. equal to the same amount as paid by such investor. For example, an investor who purchased $4,000 worth of $GGs will be refunded $4,000 U.S.D. Tendered funds may also be returned to investors in the event we decide to terminate the offering, or if the Company or Intermediary dissolves or liquidates, in each case prior to the offering closing, or if we fail to deliver the $GGs sold in this offering, in which case any money tendered by potential investors that is still held in escrow will be promptly returned, subject to any applicable bankruptcy, insolvency or fraudulent conveyance laws or regulations. Each investor will receive notice from the Company upon the receipt of funds and upon closing.

By executing the subscription agreement, as applicable, each cinvestor agrees to accept the terms of the subscription agreement and attests that the investor meets the minimum standards of a "qualified purchaser," and that for investors who do not qualify as "accredited investors" under Rule 501(a) of Regulation D, such subscription for common shares does not exceed: **If either your annual income or your net worth is less than $124,000, you can invest up to the greater of either: (i) $2,200, or (ii) 5% of the greater of your annual income or net worth. If both your annual income and your net worth are equal to or more than $124,000 then you can invest 10% of the greater of your annual income or net worth, not to exceed an amount of $124,000.**

Subscriptions will be accepted or rejected by us as soon as reasonably practicable, but in any event no later than the end of the 90-day period of the offering. If we accept your subscription, we will email you a confirmation.